Exhibit 11


                         DAKA INTERNATIONAL, INC.
           STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
      QUARTERS AND NINE MONTHS ENDED APRIL 1, 1995 AND APRIL 2, 1994

                              Quarters ended 		       Nine Months ended
                         	 April 1,     April 2,	     April 1,   	April 2,
Primary:
Net income 	                2,139     	  1,664     	   6,485     	 5,009
Net income available to
  common stockholders      	2,139    	   1,664     	   6,085      	4,609

Weighted average number
  of shares outstanding 	   4,091    	   3,762     	   3,896      	3,755
Weighted average number
  of options outstanding 	    269     	    177     	     251     	   147
                           ------       ------        ------      ------
	                           4,360     	  3,939     	   4,147  	    3,902
                           ======       ======        ======      ======
Primary earnings per share:
Net income available to
  common stockholders 	    $ 0.49     	 $ 0.42     	  $ 1.47     	$ 1.18


Fully Diluted:
Net income available to
  common stockholders 	     2,139    	   1,664     	   6,085      	4,609
Add back dividend on
  Preferred Stock 	 	 	                                  400    	    400
Add back interest expense
  on Convertible Notes,
  after tax effect 	          275     	    337    	      912     	   991
                           ------       ------        ------      ------
	                           2,414        2,001     	   7,397  	    6,000
                           ------       ------        ------      ------

Weighted average number
  of shares outstanding 	   4,091    	   3,762     	   4,086     	 3,755
Weighted average number
  of options outstanding 	    307    	     177     	     290     	   159
Shares issuable upon
  conversion of
  Preferred Stock          	2,222     	  2,222     	   2,222     	 2,222
Shares issuable upon
  conversion of Notes 	     2,095    	   2,396    	    2,095  	    2,396
                           ------       ------        ------      ------
                       	    8,715   	    8,557    	    8,693  	    8,532
                           ------       ------        ------      ------

Fully diluted earnings per share:
Net income 	               $ 0.28     	 $ 0.23     	  $ 0.85    	 $ 0.70

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